================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  FORM 8-K/A

                                CURRENT REPORT

                                AMENDMENT NO. 1


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 31, 2001




                             PURE RESOURCES, INC.
                             --------------------

            (Exact name of Registrant as specified in its charter)



          Delaware                   001-15899                 74-2952918
  --------------------------         ---------                 ----------
(State or other jurisdiction of     Commission              (I.R.S. Employer
incorporation or organization)      File Number            Identification No.)





500 West Illinois
Midland, Texas                                                    79701
----------------------------------------                        ----------
(Address of principal executive offices)                        (Zip Code)


  Registrant's telephone number, including area code:  (915) 498-8600




                                Not applicable
     --------------------------------------------------------------------
             (Former name, former address and former fiscal year,
                         if changed since last report)

================================================================================

Items 2 and 7 are hereby amended by deleting such items in their entirety and substituting therefor the following:

Item 2.  Acquisition or Disposition of Assets.

     On January 31, 2001, Pure Resources, Inc., a Delaware corporation ("Pure"), acquired oil and gas properties and fee mineral and royalty interests from International Paper Company, a New York corporation, and its affiliates ("International Paper"), as well as certain general and limited oil and gas partnership interests, for approximately $261 million in cash ($300 million before effective date adjustments of approximately $39 million) (the "IP Petroleum Transaction"). Included in the transaction are total proved reserves of approximately 25 million barrels of oil equivalent ("BOE"), 69% of which is natural gas, ownership in 6 million gross fee mineral acres (3.2 million, net) and ownership under approximately 400,000 leasehold acres along with participation in several offshore exploration programs. Pure funded the acquisition with cash on hand and through proceeds from its bank credit facilities with The Chase Manhattan Bank, individually and as administrative
agent, and certain financial institutions.   The consideration for the IP
Petroleum Transaction was determined through arm's-length negotiations between Pure and International Paper.

     The proved oil and gas reserves are located in the Permian Basin (46%), offshore Gulf of Mexico (22%) and along the Gulf Coast (15%). The fourth quarter 2000 net production averaged 70 million cubic feet of natural gas equivalents per day. The fee mineral and royalty interests are located principally in Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida.

Item 7.  Financial Statements and Exhibits.

     (a)    Financial Statements of Businesses Acquired.

             Included herewith are the financial statements related to the IP Petroleum Transaction:

             -  Independent Auditor's Report

             - Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2000, 1999 and 1998.

             -  Notes to Statements of Revenues and Direct Operating Expenses

     (b)    Pro Forma Financial Information.

             Included herewith are the pro forma financial statements related to Pure Resources, Inc.:

             -  Introduction to Pro Forma Financial Information

             -  Unaudited Pro Forma Combined Balance Sheet at December 31, 2000

             - Unaudited Pro Forma Combined Statement of Operations for Year ended December 31, 2000

             -  Notes to Pro Forma Combined Financial Statements

     (b)    Exhibits

     2.1* Agreement for Purchase and Sale dated as of January 29, 2001, by and among International Paper Company, International Paper Realty Corporation, IP Farms, Inc., IP Petroleum Company, Inc., IP Timberlands Operating Company, Ltd., GCO Minerals Company, The Long-Bell Petroleum Company, Inc., American Central Corporation, Champion Realty Corporation and Sustainable Forests L.L.C. and Pure Resources, L.P.

     2.2* Contribution Agreement dated as of January 29, 2001, by and among IP Petroleum Company, Inc., International Paper Realty Corporation, Transtates Properties Incorporated, Southland Energy Company, Pure Resources, L.P., Pure Resources I, Inc., PK I, L.P., PK II, L.P., PK III, L.P., PK IV, L.P. and Pure Partners, L.P.

     10.1* Amended and Restated Agreement of Limited Partnership of Pure Partners, L.P. dated as of January 31, 2001, by and among Pure Resources I, Inc., IP Petroleum Company, Inc., and Southland Energy Company, each as a Class A Limited Partner, PK I, L.P., PK II, L.P., PK III, L.P., each as a Class B Limited Partner, and International Paper Realty Corporation, Transtates Properties Incorporated and PK IV, L.P.,each as a Limited Partner.

     10.2* Indemnity Agreement dated as of January 31, 2001, by Pure Partners, L.P. and Pure Resources I, Inc. to Southland Energy Company, IP Petroleum Company, Inc., International Paper Realty Corporation, Transtates Properties Incorporated or any of their successors or assigns with respect to their partnership interests in Pure Partners, L.P., and International Paper Company.

     10.3* Guaranty Agreement dated January 31, 2001, by Pure Resources, L.P. to IP Petroleum Company, Inc., Southland Energy Company, International Paper Realty Corporation and Transtates Properties Incorporated.

     10.4* Senior Note Agreement dated January 31, 2001, by and between The Branigar Organization, Inc. and Pure Partners, L.P.

     10.5* Promissory Note dated January 31, 2001, by the Branigar Organization, Inc. payable to the order of Pure Partners, L.P.

     10.6* Guaranty Agreement dated as of January 31, 2001, by International Paper Company to Pure Partners, L.P.

     10.7* Master Offset Agreement dated as of January 31, 2001, among IP Petroleum Company, Inc., Southland Energy Company, The Branigar Organization, Inc. and Pure Partners, L.P.

     10.8 Letter Agreement, dated January 30, 2001, related to the Business Opportunities Agreement, dated as of December 13, 1999, by and among Union Oil Company of California, Pure Resources, Inc., TRH, Inc. and Titan Exploration, Inc. (filed as Exhibit 10.6 to Pure's Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference).

     23.1** Consent of Independent Auditors.

     ---------------------
     *   Previously filed.
     **  Filed herewith.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PURE RESOURCES, INC.



Date: April 16, 2001          By: /s/ Darin G. Holderness
                                 -----------------------------------------------
                                 Darin G. Holderness
                                 Assistant Controller

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

IP Petroleum Transaction                                        Page
------------------------                                        ----

Independent Auditor's Report..................................  F-1

Statements of Revenues and Direct Operating Expenses
     for years ended December 31, 2000, 1999 and 1998.........  F-2

Notes to Statements of Revenues and Direct Operating Expense..  F-3


                   INDEX TO PRO FORMA FINANCIAL INFORMATION
                   ----------------------------------------

Pro Forma Financial Information for Pure Resources, Inc.
--------------------------------------------------------

Introduction to Pro Forma Information.........................  F-7

Unaudited Pro Forma Combined Balance Sheet
     as of December 31, 2000..................................  F-8

Unaudited Pro Forma Combined Statement of Operations
     for year ended December 31, 2000.........................  F-9

Notes to Unaudited Combined Pro Forma Financial Statements....  F-10

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Pure Resources, Inc.:

     We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties acquired (the "IP Petroleum Transaction") by Pure Resources, Inc. (the "Company") for the years ended December 31, 2000, 1999 and 1998. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared to present revenues and direct operating expenses of the oil and gas properties acquired by Pure Resources Inc. and are not intended to be a complete presentation of the IP Petroleum Transaction revenues and expenses.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the IP Petroleum Transaction for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.



                                                  KPMG LLP

April 4, 2001
Midland, Texas

                              PURE RESOURCES, INC.
                            IP PETROLEUM TRANSACTION

              Statements of Revenues and Direct Operating Expenses
                                 (in thousands)


                                              Year Ended December 31,
                                        ------------------------------------
                                          2000          1999          1998
                                          ----          ----          ----

Revenues:
  Oil and condensate                    $ 29,886       $19,302       $15,360
  Natural gas                             88,591        51,774        44,014
  Other                                    3,595         2,941         1,239
                                        --------       -------       -------
                                         122,072        74,017        60,613
                                        --------       -------       -------


Direct operating expenses:
  Lease operating                          9,045         8,836         7,804
  Production and other taxes               5,094         3,166         3,274
                                        --------       -------       -------
                                          14,139        12,002        11,078
                                        --------       -------       -------

Revenues in excess of direct operating
 expenses                               --------       -------       -------
                                        $107,933       $62,015       $49,535
                                        ========       =======       =======



                See the accompanying notes to these statements.

                             PURE RESOURCES, INC.
                           IP PETROLEUM TRANSACTION

       Notes to the Statements of Revenues and Direct Operating Expenses

(1)  Basis of Presentation
     ---------------------

     On January 31, 2001, Pure Resources, Inc. ("Pure Resources") acquired from International Paper Company ("IP Petroleum"), effective October 1, 2000, certain oil and gas properties (the "IP Petroleum Transaction") for approximately $261 million. The accompanying statements of revenues and direct operating expenses for the IP Petroleum Transaction do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by IP Petroleum are not necessarily indicative of the costs to be incurred by Pure Resources.

     Oil and natural gas revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

     Other revenues in the accompanying statements represents lease bonus revenue which is recognized when the lease is granted.

(2)  Use of Estimates in the Preparation of Financial Statements
     -----------------------------------------------------------

     Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  General and Administrative Costs (unaudited)
     --------------------------------------------

     A majority of the producing oil and gas properties included in this report were acquired from IP Petroleum. A discrete subsidiary of IP Petroleum incurred direct and allocated administrative costs of approximately $9.3 million, $8.8 million and $8.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

(4)  Supplementary Financial Information for Oil and Gas Producing Activities
     ------------------------------------------------------------------------
     (Unaudited)
     -----------

     Estimated Quantities of Proved Oil and Gas Reserves

     Reserve information presented below for the IP Petroleum Transaction, as of January 1, 1998 and December 31, 1998, 1999 and 2000, is based on reserve estimates prepared by Pure Resources, using prices and costs in effect at each date. Changes in reserve estimates were derived by adjusting such quantities and values for actual production using historical prices and costs.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and

                             PURE RESOURCES, INC.
                           IP PETROLEUM TRANSACTION

       Notes to the Statements of Revenues and Direct Operating Expenses

judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Pure Resources emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these reserve estimates are expected to change as additional information becomes available in the future.

     Below are the net estimated quantities of proved reserves and proved developed reserves for the IP Petroleum Transaction:

                                                    Oil (MBbls)     Gas (MMcf)
                                                    -----------     ----------

    Proved reserves, January 1, 1998                     7,619        139,814

      Extensions and discoveries                         1,710         24,281
      Purchases of minerals-in-place                        22          2,348
      Revision of previous estimates                    (1,410)       (23,223)
      Production                                        (1,206)       (20,416)
                                                        ------        -------

    Proved reserves, December 31, 1998                   6,735        122,804

      Extensions and discoveries                           539         13,670
      Revisions of previous estimates                     (236)       (11,158)
      Production                                        (1,084)       (18,885)
                                                        ------        -------

    Proved reserves, December 31, 1999                   5,954        106,431

      Extensions and discoveries                           689         10,858
      Purchases of minerals-in-place                     1,737          3,036
      Revision of previous estimates                       555          4,165
      Production                                          (975)       (20,160)
                                                        ------        -------

    Proved reserves, December 31, 2000                   7,960        104,330
                                                        ======        =======

    Proved developed reserves:
      January 1, 1998                                    6,640        118,934
      December 31, 1998                                  5,627        109,504
      December 31, 1999                                  5,769        103,830
      December 31, 2000                                  7,710         99,799

                             PURE RESOURCES, INC.
                           IP PETROLEUM TRANSACTION

       Notes to the Statements of Revenues and Direct Operating Expenses

     Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     Pure Resources has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on 2000 year-end sales prices of $26.42 per Bbl for oil and $10.39 per Mcf for gas, 1999 year-end sales prices of $24.64 per Bbl for oil and $3.07 per Mcf for gas and 1998 year-end sales prices of $8.79 per Bbl for oil and $2.78 per Mcf for gas. Estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

     Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

     The following are Pure Resources' estimated standardized measure of discounted future net cash flows from proved reserves attributable to the IP Petroleum Transaction (in thousands):

                                                                           Year Ended December 31,
                                                                 --------------------------------------------
                                                                 2000                1999                1998
                                                                 ----                ----                ----
   Future:
      Cash inflows                                            $1,299,573           $ 496,591           $ 559,510
      Production and development costs                          (259,607)           (160,672)           (181,867)
                                                              ----------           ---------           ---------

        Future net cash flows                                  1,039,966             335,919             377,643

   10% annual discount for estimated timing of cash
    flows                                                       (411,108)            (91,374)            (89,508)
                                                              ----------           ---------           ---------

   Standardized measure of discounted future net
    cash flows                                                $  628,858           $ 244,545           $ 288,135
                                                              ==========           =========           =========

                             PURE RESOURCES, INC.
                           IP PETROLEUM TRANSACTION

       Notes to the Statements of Revenues and Direct Operating Expenses

     The following are the sources of changes in the standardized measure of discounted net cash flows before income taxes (in thousands):

                                                                        Year ended December 31,
                                                                ----------------------------------------
                                                                2000              1999              1998
                                                                ----              ----              ----

   Standardized measure, beginning of period                 $ 244,545          $288,135          $313,688
   Sales, net of production costs                             (104,338)          (59,074)          (48,296)
   Extensions and discoveries                                   70,340            15,268            29,007
   Purchases of minerals-in-place                               27,046                --             1,705
   Net change in sales prices, net of production
    costs                                                      309,348            (1,974)           22,799
   Revisions of quantity estimates                              28,072           (16,045)          (45,543)
   Accretion of discount                                        24,455            28,813            30,509
   Changes in estimated future development costs                10,284            11,756            10,680
   Changes of production rates, timing and other                19,106           (22,334)          (26,414)
                                                             ---------          --------          --------

   Standardized measure, end of period                       $ 628,858          $244,545          $288,135
                                                             =========          ========          ========

             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
             ----------------------------------------------------
                              PURE RESOURCES INC.
                              ------------------

     The unaudited pro forma combined financial statements were prepared to assist in the analysis of the financial effects of the (i) acquisition of oil and gas properties and fee mineral and royalty interests from International Paper Company and affiliates ("IP Petroleum") and certain general and limited partnership interests (collectively, the "IP Petroleum Transaction") and (ii) merger of Titan Exploration, Inc. ("Titan") with Pure Resources, Inc. ("Pure Resources") and the related transactions.

     On January 31, 2001, under the terms of the agreements with IP Petroleum, Pure Resources acquired for cash certain oil and gas properties, fee mineral and royalty interests and certain general and limited partnerships interests. The purchase price was approximately $261 million ($300 million subject to adjustments, which were approximately $39 million). The IP Petroleum Transaction will be accounted for as a purchase.

     In May 2000, pursuant to the terms of the merger agreement, Union Oil Company of California ("Union Oil") contributed the assets and liabilities of its Permian Basin business unit, which was an operating unit of Union Oil, to a newly-formed subsidiary, Pure Resources, in exchange for common stock of Pure Resources (the "Merger"). Pure Resources' wholly-owned subsidiary, TRH, Inc., merged with and into Titan and the Titan stockholders received approximately 34.6% of Pure Resources' common stock in exchange for the outstanding Titan shares. Consequently, Pure Resources accounted for the transaction as a purchase of Titan.

     The unaudited pro forma combined financial statements have been prepared as if the IP Petroleum Transaction had taken place on December 31, 2000, with respect to the unaudited pro forma combined balance sheet and as of January 1, 2000, with respect to the unaudited pro forma combined statements of operations. The unaudited pro forma combined statement of operations reflects the results of operations for the five-months ended May 31, 2000 of Titan as if the Merger occurred on January 1, 2000.

     The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the IP Petroleum Transaction and the Merger had occurred in the past, Pure Resources' financial position or operating results might have been different from those presented in the unaudited pro forma information. The unaudited pro forma information should not be relied upon as an indication of the financial position or operating results that Pure Resources would have achieved if the IP Petroleum Transaction and the Merger had taken place at the dates specified. You should also not rely on the unaudited pro forma information as an indication of the future results that Pure Resources will achieve after the IP Petroleum Transaction and the Merger. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures and other factors.

     The following unaudited pro forma combined financial statements and related notes should be read in conjunction with (i) the consolidated financial statements and related notes of Pure Resources included in the 2000 Annual Report filed on Form 10-K by Pure Resources and (ii) the statements of revenues and direct operating expenses for the IP Petroleum Transaction, included herewith.

                             Pure Resources, Inc.
                  Unaudited Pro Forma Combined Balance Sheet
                               December 31, 2000
                                (in thousands)

                                                                                             Pure
                                                                                           Resources
                                                          Pure                             Pro Forma
                                                        Resources      Adjustments         Combined
                                                       -----------     -----------        -----------
                    ASSETS

Current assets:
  Cash and cash equivalents                             $    3,325      $    5,000(a)      $    8,852
                                                                               527(c)
  Accounts receivable:
    Oil and gas                                             46,749                             46,749
    Other                                                    1,702                              1,702
  Prepaid expenses and other current assets                    883                                883
                                                       -----------                        -----------

        Total current assets                                52,659                             58,186
                                                       -----------                        -----------

Property, plant and equipment, at cost:
  Oil and gas properties, using the successful
   efforts method of accounting:
    Proved properties                                    1,140,209         260,499(a)       1,400,708
    Unproved properties                                     21,743           6,000(a)          27,743
  Accumulated depletion, depreciation and
   amortization                                           (577,532)                          (577,532)
                                                       -----------                        -----------
                                                           584,420                            850,919

Other property and equipment, net                            6,449                              6,449

Deferred compensation                                       63,903           9,255(b)          73,158

Receivables for under-delivered gas                         10,274                             10,274

Other assets, net                                            1,410                              1,410
                                                       -----------                        -----------

                                                        $  719,115                         $1,000,396
                                                       ===========                        ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities:
    Trade                                               $   18,228                         $   18,228
    Deferred commodity hedges                                6,781                              6,781
    Other                                                   25,125             527(c)          25,652
                                                       -----------                        -----------
        Total current liabilities                           50,134                             50,661
                                                       -----------                        -----------

Long-term debt                                              68,000         266,499(a)         334,499

Liabilities for over-delivered gas                          17,791                             17,791

Accrued abandonment, restoration and
 environmental liabilities                                  14,331                             14,331

Deferred income taxes                                       55,456                             55,456

Common stock subject to repurchase                         135,617           9,255(b)         144,872

Minority interest                                                -           5,000(a)           5,000


Stockholders' equity:
  Preferred stock                                                -
  Common stock                                                 500                                500
  Additional paid-in capital                               326,827                            326,827
  Notes receivable - affiliates                             (6,952)                            (6,952)
  Deferred compensation                                     (2,296)                            (2,296)
  Retained earnings                                         59,707                             59,707
                                                       -----------                        -----------
        Total stockholders' equity                         377,786                            377,786
                                                       -----------                        -----------
                                                        $  719,115                         $1,000,396
                                                       ===========                        ===========


 See accompanying notes to unaudited pro forma combined financial statements.

                             Pure Resources, Inc.
             Unaudited Pro Forma Combined Statement of Operations
                         Year Ended December 31, 2000
                     (in thousands, except per share data)

                                                                                                                 Pure
                                                                                    IP                         Resources
                                                      Pure                       Petroleum                     Pro Forma
                                                    Resources        Titan      Transaction    Adjustments     Combined
                                                    ---------       --------    -----------    -----------     ---------

Revenues:
    Gas sales                                       $ 133,484       $ 19,333       $ 88,591                     $241,408
    Oil sales                                         153,128         18,847         29,886                      201,861
    Other operating revenues                              217            -            3,595        (530) (f)         322
                                                                                                 (2,960) (g)
                                                    ---------       --------    -----------                    ---------
                                                      286,829         38,180        122,072                      443,591
                                                    ---------       --------    -----------                    ---------

Expenses:
    Oil and gas production                             48,349          8,160          9,045                       65,554
    Production and other taxes                         22,141          2,916          5,094                       30,151
    General and administrative                         12,281          4,670            -          (530) (f)      16,421
    Amortization of deferred compensation              15,386            -              -         2,677  (b)      28,863
                                                                                                 10,520  (d)
                                                                                                    280  (e)
    Exploration and abandonment                        19,896          3,357            -                         23,253
    Depletion, depreciation and amortization           45,426          7,683            -           (91) (h)     101,745
                                                                                                 48,727  (i)
                                                    ---------       --------    -----------                    ---------

         Total expenses                               163,479         26,786         14,139                      265,987
                                                    ---------       --------    -----------                    ---------

         Operating income                             123,350         11,394        107,933                      177,604
                                                    ---------       --------    -----------                    ---------

Other income (expense):
    Interest income                                       455            238            -                            693
    Interest expense                                   (4,396)        (3,049)           -       (18,232) (j)     (25,677)
    Gain (loss) on sale of assets                       1,336              5            -                          1,341
    Other                                              (2,910)          (295)           -         2,493  (k)        (712)
                                                    ---------       --------    -----------                    ---------

         Income before income taxes                   117,835          8,293        107,933                      153,249

Income tax (expense) benefit                          (34,975)        (2,903)           -       (15,760) (l)     (53,638)
                                                    ---------       --------    -----------                    ---------

          Net income                                $  82,860       $  5,390       $107,933                     $ 99,611
                                                    =========       ========    ===========                    =========

         Net income per share                                                                                   $   1.99
                                                                                                               =========

         Net income per share - assuming                                                                        $   1.86
                                                                                                               =========

Weighted average common shares
 outstanding - Basic                                                                                              50,016
                                                                                                               =========

Weighted average common shares
 outstanding - Fully diluted                                                                                      53,462
                                                                                                               =========


See accompanying notes to unaudited pro forma combined financial statements.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               December 31, 2000

Note 1.  Basis of Presentation

     The unaudited pro forma combined financial statements have been prepared to reflect (i) the acquisition of oil and gas properties and fee mineral and royalty interests and from International Paper Company and its affiliates ("IP Petroleum") and certain general and limited partnership interests (collectively, the "IP Petroleum Transaction") and (ii) the merger of Titan Exploration, Inc. ("Titan"), with Pure Resources, Inc. ("Pure Resources") (a wholly-owned subsidiary of Union Oil Company of California ("Union Oil") prior to the transaction), all as provided in the agreement and plan of merger.

     On January 31, 2001, under the terms of the agreements with IP Petroleum, Pure Resources acquired for cash certain oil and gas properties, fee mineral and royalty interests and certain general and limited partnerships interests. The purchase price was approximately $261 million ($300 million subject to adjustments, which were approximately $39 million). The IP Petroleum Transaction will be accounted for as a purchase.

     In May 2000, under the terms of the merger agreement, Union Oil contributed the assets and liabilities of its Permian Basin business unit to a newly-formed subsidiary, Pure Resources, in exchange for common stock of Pure Resources.
Pure Resources' wholly-owned subsidiary, TRH, Inc., merged with and into Titan with Titan stockholders receiving 34.6% of Pure Resources' common stock in exchange for the outstanding Titan shares. Consequently, Pure Resources accounted for the transaction as a purchase of Titan.

     The unaudited pro forma combined financial statements have been prepared as if the IP Petroleum Transaction had taken place on December 31, 2000 with respect to the unaudited pro forma combined balance sheet and as of January 1, 2000 with respect to the unaudited pro forma combined statement of operations. The unaudited pro forma combined statement of operations reflects the results of operations for the five-months ended May 31, 2000 of Titan as if the Merger occurred on January 1, 2000.

     Following is a description of the individual columns included in these unaudited pro forma combined financial statements:

     Pure Resources. Represents the consolidated balance sheet as of December 31, 2000 and results of operations for the year ended December 31, 2000 of Pure Resources.

     Titan. Represents the consolidated results of operations for the five-months ended May 31, 2000 of Titan.

     IP Petroleum Transaction. Represents the revenues and direct operating expenses for the year ended December 31, 2000 for the IP Petroleum Transaction.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               December 31, 2000

Note 2.  Pro Forma Entries

     (a) To record the IP Petroleum Transaction, including estimated transaction costs, utilizing Pure Resources' existing credit facilities. The transaction was treated as a purchase by Pure Resources. IP Petroleum contributed a majority of the oil and gas assets to a partnership in which Pure Resources subsequently acquired the majority of the general and limited partnership interests in that partnership. Also, IP Petroleum made a capital contribution of $5 million to the partnership subject to this transaction.

     (b) To adjust the deferred compensation and common stock subject to repurchase, related to agreements with Pure Resources and its officers (see Note 5 for additional information), for the effects of the IP Petroleum Transaction. The associated deferred compensation is amortized over a three-to-four year period.

     (c) To record the assumption of IP Petroleum's legal liabilities pursuant to the agreements related to the IP Petroleum Transaction.

     (d) To record additional amortization of deferred compensation associated with the agreements between Pure Resources and its officers (see Note
          5) for the five-months ended May 31, 2000 assuming the Merger occurred on January 1, 2000.

     (e) To record deferred compensation on stock options issued to certain employees in which the option prices are less than the stock price on grant (assumed to be December 31, 2000 for pro forma purposes). The associated deferred compensation is amortized over the four-year vesting period.

     (f) To reclassify the COPAS overhead recovery from the IP Petroleum assets for consistent presentation with Pure Resources.

     (g) To reverse lease bonus income from the mineral fee and royalty interests of IP Petroleum for proper accounting treatment under the successful efforts method of accounting for oil and gas properties.

     (h) To adjust depletion and depreciation expense to reflect the allocated purchase price of Titan's property and equipment.

     (i) To record the estimated depletion and depreciation associated with the allocated transaction value related to the IP Petroleum Transaction in accordance with the successful efforts method of accounting for oil and gas properties.

     (j) To adjust interest expense for (a) the incurrence of long-term debt to fund the IP Petroleum Transaction, (b) the incurrence of long-term debt to fund the payments of the severance agreements and transaction costs for the Merger and (c) the application of proceeds received from the application of certain officers severance payments, as a result of the Merger, against outstanding indebtedness to Titan. The estimated weighted average debt outstanding for 2000 related to the IP Petroleum Transaction of approximately $232 million which increased interest expense by approximately $18 million. The payments to fund the severance agreements and transaction costs of approximately $10 million increased interest expense by $.3 million in 2000. The proceeds received by the officers for payment of their indebtedness to Titan reduced interest expense $.1 million in 2000. The weighted average interest rate was 7.75% in 2000.

     (k)  To reverse merger related costs expensed by Pure Resources.

     (l)  To adjust income tax expense.

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               December 31, 2000

Note 3.  Income Taxes

     Pure Resources accounts for income taxes as provided in Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

Note 4.  Supplemental Oil and Gas Reserve Information

     The following unaudited pro forma combined supplemental information regarding the oil and gas activities of Pure Resources is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities." The pro forma combined reserve information is presented as if the IP Petroleum Transaction and the Merger had occurred on January 1, 2000.

     Management emphasizes that reserves estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available; such changes could be significant.

     Quantities of oil and gas reserves

     Set forth below is an unaudited pro forma summary of the changes in the net quantities of oil and condensate and natural gas reserves for the year ended December 31, 2000:

                                                Oil and              Natural
                                              Condensate               Gas
                                                (MBbls)               (MMcf)
                                              ----------            ----------

Total Proved Reserves:
    Balance, January 1, 2000                     77,766               692,112
    Revisions of previous estimates               3,739                44,850
    Purchase of minerals-in-place                 3,965                18,589
    Sales of minerals-in-place                     (170)                 (354)
    Extensions and discoveries                    2,449                79,324
    Production                                   (7,183)              (67,834)
                                              ----------            ----------

    Balance, December 31, 2000                   80,566               766,687
                                              ==========            ==========

Proved Developed Reserves:
    January 1, 2000                              66,368               562,682
    December 31, 2000                            71,013               604,328

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               December 31, 2000

     Standardized measure of discounted future net cash flows

     The unaudited pro forma combined standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extend provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing the reserves. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties, plus available carryforwards and credits, applying the current tax rate to the difference.

                                                              December 31,
                                                                  2000
                                                             --------------
                                                             (in thousands)

Future:
     Cash inflows                                             $ 8,794,190
     Production costs                                          (2,042,174)
     Development costs                                           (181,843)
     Future income taxes                                       (2,086,538)
                                                             --------------

          Future net cash flows                                 4,483,635
10% annual discount for estimated timing of cash flows         (2,128,518)
                                                             --------------
Standardized measure of discounted net cash flows             $ 2,355,117
                                                             ==============

     Changes relating to the standardized measure of discounted future net cash flows

     The principal sources of the change in the unaudited pro forma combines standardized measure of discounted future net cash flows for the year ended December 31, 2000 are a follows (in thousands):

Standardized measure, beginning of year                       $  867,124
     Extensions and discoveries less related costs               401,347
     Changes in estimated future development costs               (71,713)
     Revisions of previous quantity estimates                    183,861
     Net change in income taxes                                 (847,018)
     Net change in prices and production costs                 2,016,409
     Sales, net of production costs                             (347,781)
     Accretion of discount                                        86,712
     Purchases of minerals-in-place                               75,395
     Sales of minerals-in-place                                   (1,234)
     Other                                                        (7,985)
                                                             --------------

Standardized measure, end of year                             $2,355,117
                                                             ==============

                              PURE RESOURCES INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               December 31, 2000

Note 5.  Employment and Severance Agreements

     Pure Resources Employment and Severance Agreements

     Under circumstances specified in the new employment and/or severance agreements entered into between Pure Resources and its officers, each covered officer will have the right to require Pure Resources to purchase shares currently held or subsequently obtained by the exercises of any option held by the officer of Pure Resources at a calculated "net asset value" per share (as defined in each officer's employment agreement). The circumstances under which the officers may exercise this right include the termination of the officer's employment for any reason after three years following the merger, the termination of the officer without cause, a change in control of either Pure Resources or Unocal Corporation ("Unocal") and other events specified in the agreements. The net asset value per share is calculated by reference to each common share's pro rata amount of the present value of proved reserves discounted at 10%, as defined, times 110%, less funded debt, as defined. The amount reflected in the accompanying pro forma combined balance sheet as common stock subject to repurchase reflects the estimated net asset value, as defined, for each officer's shares and unexercised option shares (including options issued by Pure Resources) less the amount of proceeds that would be received upon exercise of the related options. Deferred compensation related to such shares and options is calculated as the difference between the estimated net asset value ($28.86 per share at December 31, 2000) of the relevant number of Pure Resources shares and the market value ($20.25 per share at December 31, 2000) of Pure Resources shares held by each covered officer in the case of shares held or the exercise prices of shares subject to option. This arrangement will be treated as a variable plan under Accounting Principles Board Option No. 25 "Accounting for Stock Based Compensation." Consequently, the total compensation for both shares held and shares subject to option will be measured at the end of each quarter as the calculated amount of net asset value and the market price of Pure Resource' shares change. The total amount determined will be amortized as compensation expense over a three-to-four year period with any changes after three-to-four years being expensed in the period of determination.

     Each new employment and/or severance agreement will also obligate Pure Resources to make a severance payment ranging from one to three times the officer's salary, including an average bonus, upon the occurrence of specified events such as termination without cause or upon change in control. The aggregate severance amounts potentially payable under these agreements total approximately $4.9 million at December 31, 2000.

Note 6.  General and Administrative Costs.

     The unaudited pro forma combined statement of operations do not give effect to any increase in general and administrative or exploration costs as it relates to the IP Petroleum Transaction which Pure Resources believes will result from this transaction. Management expects the IP Petroleum Transaction to increase its general and administrative and exploration costs by $3 to $5 million, annually.

                                 EXHIBIT INDEX

     Exhibit
     Number         Description
     ------         -----------

     23.1      Consent of Independent Auditors.